SIXTH AMENDMENT TO AGREEMENT

By and Between

AMERICAN FUNDS DISTRIBUTORS, INC.,
AMERICAN FUNDS SERVICE  COMPANY,

And

HARTFORD  LIFE  INSURANCE COMPANY

HARTFORD LIFE INSURANCE COMPANY (the “Company”) acting through its administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (“MassMutual”), AMERICAN FUNDS DISTRIBUTORS, INC. (the “Underwriter”) and AMERICAN FUNDS SERVICE COMPANY (the “Transfer Agent”) hereby enter into this Amendment as of the 1st day of April, 2016.

WHEREAS, the Company, the Transfer Agent and the Underwriter previously entered into the Agreement (the “Agreement”) dated November 21, 2002 as amended;

WHEREAS, on August 29, 2014, the Funds offered a new share class (Class R-2E) that became available to employer-sponsored retirement plans; and

WHEREAS, on August 28, 2015 shares of American Funds Retirement Income Portfolio Series (the “Series”) were offered for sale; and

WHEREAS, effective November 20, 2015, the Funds offered a new share class (Class R-SE) that became available to certain employer-sponsored retirement plans; and

WHEREAS, effective April 1, 2016, the parties wish to amend the Agreement to modify certain provisions of the Agreement relating to the compensation payable in respect of Class R shares of the Funds; and,

NOW, THEREFORE, in consideration of the premises and agreements set forth below, the parties hereby amend the Agreement as follows:

1.

Unless the context denotes otherwise, all references to “Fund” or “Funds” in the Agreement shall include the funds in American Funds Target Date Retirement Series, American Funds Portfolio Series and American Funds Retirement Income Portfolio Series, as well as the other American Funds. All references to “Series” shall include those referenced here as well as any series of funds established in the future.

2.	Schedule B of the Agreement is deleted and replaced in its entirety with the new Schedule B attached hereto

3.	The Exhibit titled “Enhanced Services” and all references thereto are deleted from the Agreement.

4.	The following provision is added to the Agreement:

AFS may request plan related data from time to time. Provider agrees to provide such data upon mutual agreement of the parties.

5.

The electronically stored copy of this Amendment is considered to be true, complete, valid, authentic and enforceable record of the Amendment, admissible in judicial or administrative proceedings to the same extent as if the Amendment was originally generated and maintained in printed form. Provider agrees to not contest the admissibility or enforceability of AFS’ electronically stored copy of the Amendment.

6.	All other provisions of the Agreement remain in effect without change.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement  as of the date above.

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	[Redacted]
Name:	[Redacted]
Title:	[Redacted]	Approved for Signature
Date:	March 11, 2016	by CRMC Legal Dept.

AMERICAN FUNDS SERVICE COMPANY

By:	[Redacted]
Name:	[Redacted]
Title:	[Redacted]
Date:	March 8 2016

HARTFORD LIFE INSURANCE COMPANY,
BY MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, lTS ADMINISTRATOR

By:	[Redacted]
Name:	[Redacted]
Title:	[Redacted]
Date:

Schedule B

In consideration of the services provided by the Company, the Transfer Agent agrees to pay the Company an amount equal to the following fees. Per participant fees will be invoiced to Transfer Agent quarterly and are payable within 30 days following Transfer Agent’s reconciliation of the invoice (currently the quarters for which fees are payable end on the last Business Day of March, June, September and December). Invoices shall conform to the standards for file format and transmission established by Transfer Agent. Asset Based fees shall be based on the average aggregate amount invested in the Funds by the Company’s Separate Account(s) under this Agreement. Such fees shall be paid by Transfer Agent to the Company within 30 days following the end of the quarter for which such fees are payable (currently the quarters for which fees are payable end on the last Business Day of January, April, July and October).

Fund	Share Class	Service Fees

•                  AMCAP Fund

•                  American Balanced Fund

•                  American Funds Global Balanced Fund

•                  American Mutual Fund

•                  The Bond Fund of America

•                  Capital Income Builder

•                  EuroPacific Growth Fund

•                  Fundamental Investors

•                  The Growth Fund of America

•                  The Income Fund of America

•                  The Investment Company of America

•                  The New Economy Fund

•                  New Perspective Fund, Inc.

•                  Washington Mutual Investors Fund

•                  SMALLCAP World Fund

•                  Capital World Growth and Income Fund

•                  U.S. Government Securities Fund

Class A

With respect to (i) the Hartford 401 Masters Retirement Program, (ii) the Hartford 401 Cornerstone Retirement Program and (iii) Sections 401, 403(b) or 457 qualified retirement plans with at least $50 million in plan assets:

$12 per participant for participants in plans invested through the Company’s Separate Account(s) in Class A shares on November 1, 2007 that were invested in the Class A shares of the Funds through the Company’s Separate Account(s)before November 1, 2007

• The Growth Fund of America • The Investment Company of America	Class A	$3 per participant for participants invested in the Funds through (i) the San Joaquin County Deferred Compensation Plan and (ii) the Monroe County Deferred Compensation Plan.
All Funds	Class R-1	10 basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in the Funds.
All Funds	Class R-2	35 basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in the Funds.

All Funds	Class R-2E	20 basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in the Funds.
All Funds	Class R-3	15 basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in the Funds.
All Funds	Class R-4	10 basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in the Funds.
All Funds	Class R-5E	15 basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in the Funds.
All Funds	Class R-5	5 basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in the Funds
All Funds	Class R-6	No compensation

Upon request, Provider shall provide AFS plan related data for Plans investing in Class R-5E shares. AFS may reduce or discontinue payments in respect of Class R-5E shares if AFS determines that the fees or any portion of the fees paid on Plan assets are used for services other than those described in this Agreement.